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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 1, 2006

                                  Zanett, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                      0-27068                  56-4389547
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)               File Number)          Identification No.)

635 Madison Avenue, 15th Floor, New York, NY                        10022
  (Address of Principal Executive Offices)                       (Zip Code)

Registrant's telephone number, including area code: (646) 502-1800

________________________________________________________________________________
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 1, 2006, Zanett Commercial Solutions, Inc. (the "Company"), a wholly-owned subsidiary of Zanett, Inc. ("Zanett"), completed the acquisition of all of the issued and outstanding capital stock of Data Road, Inc. ("Data Road") from Messrs. Jeffery Francis and John Vaughan, the shareholders of Data Road (the "Shareholders"), pursuant to the terms of that certain Stock Purchase Agreement (the "Agreement"), dated as of April 19, 2006, by and among the Company, the Shareholders and Zanett.

Founded in 2001, Data Road is a dedicated Oracle services company with specialization in managed services and remote hosting. Based in Jacksonville, Florida, Data Road provides managed services and consulting services throughout the United States.

The total consideration to be paid by the Company to the Shareholders will be comprised of initial consideration, a purchase price adjustment based on the level of Data Road's net working capital at closing, and future contingent consideration. 5% of the total consideration will be paid to two key employees of Data Road.

The initial consideration consists of $375,000 in cash and 125,000 shares of Zanett's common stock ("Common Stock") of which 50,000 were issued into escrow to secure certain potential obligations of the Shareholders under the Agreement. The initial consideration may be adjusted for any difference between the amount of Data Road's net working capital at closing and $250,000, which was the benchmark level of working capital to be provided by Data Road.

The Shareholders are eligible to receive contingent consideration of up to $1,875,000 in the aggregate for the three successive annual performance periods commencing May 1, 2006 based upon Data Road attaining specified earnings and revenue targets in each period. The shareholders and key employees are also eligible to receive contingent consideration of $375,000 for the six-month performance period beginning may 1, 2006 and ending October 1, 2006 based upon Data Road attaining specific earnings and revenue targets for this period.

In addition, for the six month performance period and each of the annual performance periods, if Data Road exceeds performance targets specified in the Agreement, the Shareholders and key employees shall be entitled to receive additional contingent consideration equal to the contingent cash consideration payable with respect to the applicable performance period multiplied the amount by which a performance multiple calculated pursuant to the Agreement exceeds one. This additional contingent consideration is payable, at the option of the Company, in cash, options to acquire Common Stock, or a combination of both. The Agreement provides that the aggregate contingent consideration payable to the Shareholders and key employees under the Agreement shall not exceed, in the aggregate, $10 million.

The Common Stock issued or issuable to the Shareholders pursuant to the Agreement is subject to certain transfer restrictions until the fifth anniversary of the closing of the transactions contemplated by the Agreement pursuant to a lock-up agreement with each of the Shareholders, subject to certain limited exceptions. In connection with the Agreement, the Shareholders also entered into employment agreements with the Company.

For accounting purposes, Zanett and the Company will record the consideration based on the fair value of the amounts paid. For shares issued, the value will be based on the average closing price of the Common Stock for the three trading days, immediately preceeding April 24, 2006, the average closing price of the Common Stock for the three trading days immediately following April 24, 2006. Contingent consideration will be recorded by Zanett and the Company when the achievement of the EBITDA and revenue targets is satisfied beyond a reasonable doubt.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 10.1 to Zanett's Current Report on Form 8-K that was filed with the Commission on April 24, 2006.

Item 9.01. Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

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In accordance with Item 9.01(a)(4) of Form 8-K, the Registrant intends to file such financial information as an amendment to this Form 8-K within 71 days of the date this 8-K is required to be filed.

(b)  Pro Forma Financial Information.

In accordance with Item 9.01(b)(2) of Form 8-K, the Registrant intends to file such financial information as an amendment to this Form 8-K within 71 days of the date this 8-K is required to be filed.

(c)  Shell Company Transactions.

Not applicable.

(d)  Exhibits

2.1* Stock Purchase Agreement by and among Data Road, Inc., Zanett, Inc., Zanett
     Commercial Solutions, Inc. and Messrs. Jeffery Francis and John Vaughan, dated as of May 1, 2006 (Incorporated by reference from Exhibit 10.1 to Zanett's Form 8-K, as filed with the Commission on April 24, 2006).

* Exhibits and schedules omitted. The Company will furnish a supplementary copy of any omitted exhibit or schedule to the Commission upon request.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ZANETT, INC.


Date: May 5, 2006                  by: /s/ Kenneth A. DeRobertis
                                       -----------------------------------------
                                       Name: Kenneth A. DeRobertis
                                       Title: Chief Financial Officer